CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting part of this Post-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 11, 1997, relating to the financial statements and financial highlights appearing in the October 31, 1997 Annual Report to Shareholders of CVO Greater China Fund, Inc., which are also incorporated by reference in the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectus and under headinIndependent Accountants" and "Financial Statements" in the Statement of Additional Information.



PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York  10036
February 26, 1998